Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS COMPLETES ACQUISITION OF SANTARUS

Solidifies Position as Largest U.S. Gastroenterology-Focused Specialty Pharmaceutical Company

RALEIGH, NC, January 2, 2014 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that it has completed its previously announced tender offer for all outstanding shares of common stock par value $0.0001 per share, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share, of Santarus, Inc., (NASDAQ:SNTS), at a purchase price of $32.00 per share, net to the seller in cash, without interest thereon and subject to any required withholding taxes. Following the tender offer, Salix completed the acquisition of Santarus earlier today through a merger under Section 251(h) of the General Corporation Law of the State of Delaware.

“The acquisition of Santarus is a transformational event for Salix and an important milestone in our growth as the leading gastroenterology-focused specialty pharmaceutical company in the United States,” stated Carolyn Logan, Salix President and Chief Executive Officer. “The creation of a larger, stronger Salix reinforces our premier position in gastroenterology and creates the opportunity for us to expand our digestive disease expertise into other key specialties.”

“Beginning today,” continued Ms. Logan, “We are positioned to continue the growth of our business with an expanded portfolio of products and an expanded sales effort. Our product portfolio now offers 22 marketed products, including: XIFAXAN®, UCERIS®, GLUMETZA®, APRISO®, ZEGERID®, MOVIPREP®, RELISTOR®, SOLESTA®, FULYZAQ®, CYCLOSET® and DEFLUX®. And, going forward, our sales effort will benefit from the addition of a new 100-member gastrointestinal-focused sales force and the creation of a new, 160-member digestive disease specialty sales force. The new GI sales force will complement the efforts of our current 200-member GI sales force and provide greater reach and frequency for our products with gastroenterologists, hepatologists and colorectal surgeons. The new digestive disease specialty sales force will expand our specialty sales effort to target endocrinologists, infectious disease, pain specialists and high volume primary care physicians – prescribers formerly not accessed by our GI-focused sales effort. This expansion of our sales effort into these specialties represents an exciting area of growth for Salix. We believe these strategic additions to our sales effort should increase sales of our current products in the short term and begin to position the Company to maximize the sales of potential products over the longer term.”

As of the expiration of the tender offer, 54,558,962 shares of common stock of Santarus (including 1,998,716 shares subject to notices of guaranteed delivery) were validly tendered and not validly withdrawn in the tender offer, representing 79.3% of the outstanding shares, according to the depositary for the tender offer. All validly tendered shares have been accepted for payment, and payment for such shares will be made promptly.

In the merger, each share of common stock of Santarus not tendered in the tender offer (other than shares held by Salix, Salix Pharmaceuticals, Inc., Willow Acquisition Sub Corporation and Santarus, and other than shares held by a holder who has properly demanded and perfected appraisal rights in accordance with Section 262 of Delaware General Corporation Law) was converted into the right to receive $32.00 per share in cash, without interest and less any applicable withholding taxes thereon. This is the same price per share paid in the tender offer. Salix financed the tender offer and merger through a combination of (i) a term loan facility in the amount of $1.2 billion (ii) $750 million of 6.000% Senior Notes due 2021 and (iii) cash on hand. In connection with the merger, Santarus’ shares have ceased to be traded on the NASDAQ Global Market and the NASDAQ has filed a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”).

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through Salix’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact Salix at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our filings with the SEC.

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Cautionary Statement Regarding Forward-Looking Statements

Please note that this press release contains statements that are not historical facts or might constitute projections and other forward-looking statements regarding future events. Forward-looking statements include matters relating to Salix’s acquisition of Santarus and Salix’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and peak revenue potential. Words such as “will,” “believes,” “intends,” “anticipates,” “plans,” “projects,” “estimates,” “potential,” “expects” and similar expressions (including the negatives thereof) are intended to identify these statements. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described herein or in the attached exhibits include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications (“NDAs”) and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of the Company’s marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions; and other risks detailed in each of our and Santarus’ prior public periodic filings with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements included herein or in the attached exhibits, which speak only as of the date hereof. We do not undertake to update any of these statements in light of new information or future events, except as required by law. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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